Exhibit 99.1

     EPL Announces Fourth Quarter 2004 and Full Year 2004 Results

    NEW ORLEANS--(BUSINESS WIRE)--Feb. 15, 2005--Energy Partners, Ltd.
(NYSE:EPL):

    --  Record High Annual Production, Net Income and Discretionary
        Cash Flow

    --  Extensions, Discoveries and Other Additions Replaced 176% of
        Production

    --  80% Exploratory Drilling Success Rate

    Energy Partners, Ltd. ("EPL") (NYSE:EPL) today announced financial and operational results for the fourth quarter of 2004 as well as for the full year 2004. Net income available to common stockholders for the fourth quarter 2004 was $13.9 million, or $0.37 per diluted share, compared to net income available to common stockholders of $3.9 million, or $0.12 per diluted share, in the same quarter a year ago.
    Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenditures, also increased, rising 52% to $58.8 million from $38.6 million in the fourth quarter of 2003 (see reconciliation of discretionary cash flow schedule in the tables). Cash flow from operating activities for the fourth quarter of 2004 was $40.2 million, up from $35.1 million in the fourth quarter of 2003.
    The Company said its record quarterly revenue and strong quarterly earnings and cash flow were primarily attributable to its efforts in maintaining high production volumes combined with high commodity prices and rigorous control of lease operating costs. Several factors partially offset these benefits, including tropical storm and weather related production downtime, higher depreciation, depletion and amortization expenses and an active exploratory drilling program.
    For the full year 2004, net income available to common stockholders reached a record $43.0 million, or $1.20 per diluted share, a 45% increase from last year's record net income available to common stockholders of $29.7 million, or $0.93 per diluted share. Earnings for 2003 included a one-time after-tax benefit of $2.3 million, or $0.06 per diluted share, related to the cumulative effect of a change in accounting principle as a result of the adoption of Financial Accounting Standards Board Statement No. 143, "Accounting for Asset Retirement Obligations", which became effective January 1, 2003.
    For the full year 2004, discretionary cash flow increased by 37%, reaching $205.1 million in 2004 compared to $150.2 million in 2003 (see reconciliation of discretionary cash flow schedule in the tables). Cash flow from operating activities totaled $165.1 million, a 21% increase from the 2003 figure of $136.7 million. Higher production volumes and continued strength in commodity prices were the primary factors leading to increased earnings and cash flow in 2004.

    Reserve Replacement and Finding and Development Costs

    At year-end 2004, proved reserves grew to 53.7 million barrels of oil equivalent ("Mmboe"), an increase of 8% from 49.8 Mmboe at year-end 2003. The recent acquisition of south Louisiana properties by EPL closed on January 20, 2005 and its impact is not included in EPL's year-end 2004 reserves. On a barrel of oil equivalent ("Boe") basis, EPL's reserves at year-end 2004 were 46% natural gas and 54% oil, and 78% were classified as proved developed. EPL's proved reserves are based upon third party engineering reports prepared by Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P.
    In 2004, extensions, discoveries and other additions to EPL's proved reserves totaled 14.4 Mmboe, which is equal to 176% of 2004 production. Revisions to previous estimates, related primarily to disappointing development drilling results, reduced proved reserves by
2.3 Mmboe. Including the impact of these revisions, the Company replaced 148% of 2004 production.
    EPL's finding and development costs in 2004 were $15.86 per Boe. In the last three years, EPL has averaged 181% annual reserve replacement at a cost of $12.36 per Boe. For the same three-year period, EPL's reserve replacement through the drill bit and revisions averaged 137% at a cost of $12.29 per Boe, and reserve replacement through acquisitions averaged 44% at a cost of $12.60 per Boe.
    Richard A. Bachmann, EPL's Chairman, President and CEO, remarked, "2004 was another record year for EPL, both operationally and financially. While production in the fourth quarter was reduced by storms and other weather-related issues and delays, we were still within our revised guidance for the quarter and finished off the year with record production on an annual basis. Our financial performance followed suit, setting new records for revenue, net income, and discretionary cash flow in 2004."
    Bachmann continued, "2004 also marked the Company's best performance yet in our exploration program. Replacing 176% of production with the drill bit represents tremendous value creation for our shareholders. While drilling and oil field service costs continue to rise in response to an increase in industry drilling activity levels, we are continuing to work diligently to efficiently deploy our capital. In the current commodity price environment, we are still a long way from scaling back our activity level."

    Fourth Quarter 2004 Production and Prices

    Production in the fourth quarter 2004 averaged 22,374 Boe per day. Production levels in the quarter were impacted by tropical storm and weather related downtime along with a two month delay in production start up of the second and third wells at South Timbalier 41. Natural gas production averaged 78.2 million cubic feet ("Mmcf") per day compared to 84.2 Mmcf in the fourth quarter of 2003. Oil production averaged 9,348 barrels ("Bbls") per day, a rise of 9% from the fourth quarter 2003 level of 8,571 Bbls per day. A small amount of production remains shut-in awaiting repair of storm damage. Production was initiated from the second and third wells at South Timbalier 41 in early January 2005, and company-wide production is currently averaging just under 28,000 Boe per day.
    In the fourth quarter of 2004, EPL realized average prices of $6.66 per thousand cubic feet ("Mcf") of natural gas and $39.85 per barrel of oil, net of hedging. These prices represent a 37% increase in the average natural gas price and 42% increase in the average oil price from the fourth quarter 2003. EPL maintains detailed information on its hedging program on its web site, www.eplweb.com.

    Full Year 2004 Production and Prices

    EPL achieved record high annual production of 22,346 Boe per day in 2004, a 6% increase from the 2003 average of 21,077 Boe per day. Natural gas production rose 4% from 2003 levels to average 82.1 Mmcf per day in 2004. Oil production rose 9%, averaging 8,663 Bbls per day in 2004 compared to 7,978 Bbls per day in 2003.
    Net of the impact of hedging, the average realized natural gas price for 2004 was $6.11 per Mcf, an 18% increase from the 2003 average realized natural gas price of $5.16. Oil price realizations rose to $35.01 per barrel for 2004, net of hedging, a 25% increase compared to the 2003 average realized oil price of $28.02.

    Capital Expenditures

    Expenditures for exploration and development totaled $192.1 million for the full year 2004. For 2005, the Company has set a capital budget of $240 million, which includes anticipated spending on the recently acquired south Louisiana properties. EPL expects the risk allocation of the 2005 budget to match its historic allocation, with approximately 60% of the budget earmarked for development and low risk exploitation, 25% for moderate risk exploration, and 15% for higher risk, higher potential exploration. The Company does not budget for acquisitions.
    At year end 2004, EPL's long-term debt totaled $150.2 million while cash and cash equivalents totaled $93.5 million. Its debt to total capitalization ratio was 32%, excluding the impact of the cash on the balance sheet as of the end of the year. Pro forma for the Company's acquisition that closed on January 20, 2005, total debt stood at $210.2 million, cash stood at $12.5 million, and the debt to capitalization ratio was 40%.

    2004 Operational Highlights

    In 2004 EPL successfully drilled 20 of 25 exploratory wells for an 80% exploratory success rate. The Company also drilled 6 development wells of which 4 were successful and completed 17 well workovers and recompletions successfully. A table summarizing the 2004 exploratory drilling program follows.


                                 Water   Well                   EPL
                         Well    Depth   Depth                Working
Block / Prospect        Number   (ft.)   (ft.)     Result     Interest
----------------------------------------------------------------------
High Island 55L           #5      45     8,109       Oil         35%
South Timbalier 180      #A-7     160   10,627       Gas        100%
East Bay - Peregrine
 (South Pass 27)        #98 ST    40    10,840   Oil and Gas    100%
Eugene Island 277        #A-3     160   14,510   Oil and Gas     50%
East Cameron 161         #A-3     86     7,900       Gas        100%
West White Lake           #1       8    18,500       Dry         50%
South Timbalier 41        #2      60    16,450   Oil and Gas     60%
High Island 56L           #1      45     8,220       Gas         35%
Eugene Island 242        #J-4     156    6,615       Gas        100%
High Island A 6           #5      60    12,400       Gas         17%
East Buck Point           #1       8    17,200       Dry         25%
East Bay - Pinnacle
 (South Pass 27)         #92      26    11,000   Oil and Gas    100%
East Cameron 43           #1      46    13,300       Dry         44%
West Cameron 204          #1      55    10,075       Dry         50%
Matagorda Island 640      #1      104    8,300       Gas         50%
South Timbalier 46        #2      70    17,850       Gas        100%
South Timbalier 41       #A-2     68    17,300   Oil and Gas     60%
Matagorda Island 639      #1      110    8,500       Gas         50%
Vermilion 73              #1      25    11,000       Dry         50%
North Padre Island 913    #1      155    8,300       Gas         50%
Galveston 227             #1      50     9,250       Gas         50%
South Marsh Island 192   #A-2     402   13,364   Oil and Gas     17%
Eugene Island 277         #4      160   11,613       Gas         50%
South Marsh Island 109   #A-4     189   10,668       Gas         27%
South Timbalier 41        #4      70    17,400   Oil and Gas     60%

    Of the 2004 exploratory successes, 8 were onstream before year-end 2004, 4 are expected to be online in the first half of 2005, and the remaining 8 are expected in the second half of 2005.
    Bachmann added, "Once again we maintained an 80% success rate in our drilling program in 2004. We are particularly pleased with our consistent track record over the last several years in reinvesting our growing cash flow into successful new exploration projects. That repeatability has been the key to our growth, and we believe we have the prospect portfolio and generating capacity to sustain that success rate into the future."
    Bachmann continued, "Even though 2004 ended up as the best and busiest year in EPL's history, we believe that 2005 holds even greater potential to grow and transform the Company. We will continue to focus on the U. S. Gulf Coast, both offshore and onshore. We believe that the Shelf holds tremendous potential, as evidenced by our South Timbalier 41 field discovery. In our new core area in south Louisiana, we have already drilled two successful wells and we have rigs on three additional locations. For 2005, we expect to drill more wells offshore than we did in 2004, and our south Louisiana drilling program will be incremental to our organic growth offshore."

    Conference Call

    EPL has scheduled a conference call to discuss quarterly and year-end results for today, February 15, at 8:30 a.m. Central Time. On the call, management will discuss operational and financial results and also provide an update on guidance for 2005.
    To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 3512776.
    The call will be available for replay beginning two hours after the call is completed through midnight of February 20, 2005. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is
(706) 645-9291. The Conference I.D. for all callers to access the replay is 3512776.

    Analyst Day

    EPL will host an analyst's day on February 23, 2005 to review 2004 results and preview 2005 activities. Attendance is directed to sell side analysts and buy side analysts and portfolio managers. Interested parties are encouraged to contact the Company for further details. The audio portion of the presentation will be webcast live as well as for on-demand listening on the Company's website, www.eplweb.com.
    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the shallow to moderate depth waters of the Gulf of Mexico Shelf.

    Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.


                         ENERGY PARTNERS, LTD.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In Thousands, except per share data)

                               Three Months Ended      Years Ended
                                  December 31,         December 31,
                               ------------------  -------------------
                                 2004      2003      2004     2003
                               --------  --------  --------  --------
                                  (Unaudited)    (Unaudited)
Revenues:
 Oil and natural gas          $   82,138 $59,792  $  294,531 $229,703
 Other                               416      60         679      484
                               ---------- -------  ---------- --------
                                  82,554  59,852     295,210  230,187
                               ---------- -------  ---------- --------
Costs and expenses:
 Lease operating                  10,432   8,578      40,617   36,693
 Taxes, other than on earnings     2,814   1,731       9,263    7,650
 Exploration expenditures and
  dry hole costs                   9,005   8,118      35,935   17,353
 Depreciation, depletion and
  amortization                    26,092  22,482      92,353   81,927
 General and administrative:
  Stock-based compensation           496     466       3,050    1,285
  Other general and
   administrative                  7,518   7,555      27,924   26,719
                               ---------- -------  ---------- --------
      Total costs and expenses    56,357  48,930     209,142  171,627
                               ---------- -------  ---------- --------
Income from operations            26,197  10,922      86,068   58,560
                               ---------- -------  ---------- --------
Other income (expense):
 Interest income                     434     201       1,219      380
 Interest expense                 (3,593) (3,625)    (14,355) (10,174)
                               ---------- -------  ---------- --------
                                  (3,159) (3,424)    (13,136)  (9,794)
                               ---------- -------  ---------- --------
Income before income taxes and
 cumulative effect of change in
 accounting principle             23,038   7,498      72,932   48,766
 Income taxes                     (8,293) (2,718)    (26,516) (17,784)
                               ---------- -------  ---------- --------
Income before cumulative
 effect of change
 in accounting principle          14,745   4,780      46,416   30,982

Cumulative effect of change in
 accounting principle,
 net of income taxes of $1,276         -       -           -    2,268
                               ---------- -------  ---------- --------
Net income                        14,745   4,780      46,416   33,250

Less dividends earned on
 preferred stock and accretion
 of discount                        (826)   (854)     (3,399)  (3,545)
                               ---------- -------  ---------- --------
Net income available to
 common stockholders          $   13,919 $ 3,926  $   43,017 $ 29,705
                               ========== =======  ========== ========
Earnings per share:
Basic:
 Before cumulative effect of
  change in accounting
  principle                   $     0.42 $  0.12  $     1.31 $   0.89
 Cumulative effect of change
  in accounting principle     $        - $     -  $        - $   0.07
                               ---------- -------  ---------- --------
 Basic earnings per share     $     0.42 $  0.12  $     1.31 $   0.96
                               ========== =======  ========== ========
Diluted:
 Before cumulative effect of
  change in accounting
  principle                   $     0.37 $  0.12  $     1.20 $   0.87
 Cumulative effect of change
  in accounting principle     $        - $     -  $        - $   0.06
                               ---------- -------  ---------- --------
 Diluted earnings per share   $     0.37 $  0.12  $     1.20 $   0.93
                               ========== =======  ========== ========
Weighted average common shares
 used in computing income
 per share:
  Basic                           33,075  32,185      32,861   30,822
  Incremental common shares        6,360   5,182       5,788    4,753
                               ---------- -------  ---------- --------
  Diluted                         39,435  37,367      38,649   35,575
                               ========== =======  ========== ========


                         ENERGY PARTNERS, LTD.
 CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY OPERATING ACTIVITIES
                            (In Thousands)

                              Three Months Ended      Years Ended
                                 December 31,         December 31,
                              ------------------   -------------------
                                2004      2003       2004      2003
                              --------  --------   --------  --------
                                 (Unaudited)     (Unaudited)
Cash flows from operating
 activities:
 Net income                  $    14,745 $ 4,780 $    46,416 $ 33,250
 Adjustments to reconcile net
  income to net cash
  provided by operating
  activities:
   Cumulative effect of
    change in accounting
    principle,
    net of tax                         -       -           -   (2,268)
   Depreciation, depletion
    and amortization              26,092  22,482      92,353   81,927
   Gain on sale of oil and
    natural gas assets              (282)      -        (282)    (207)
   Stock-based compensation          496     466       3,100    1,285
   Deferred income taxes           8,293   2,442      26,365   17,708
   Exploration expenditures        7,190   6,690      26,730   12,810
   Amortization of deferred
    financing costs                  226     232         907      902
   Other                             189      38         293      271
 Changes in operating assets
  and liabilities:
   Trade accounts receivable     (19,332) (5,164)    (24,931)  (9,490)
   Other receivables               1,651       -      (5,600)       -
   Prepaid expenses                  928    (225)       (179)    (239)
   Other assets                   (3,840)   (424)     (4,522)  (3,112)
   Accounts payable and
    accrued expenses               3,522   4,047       6,180    4,814
   Other liabilities                 309    (286)     (1,756)    (949)
                              ----------- ------- ----------- --------
Net cash provided by
 operating activities        $    40,187 $35,078 $   165,074 $136,702
                              =========== ======= =========== ========
Reconciliation of
 discretionary cash flow:
   Net cash provided by
    operating activities          40,187  35,078     165,074  136,702
   Changes in working capital     16,762   2,052      30,808    8,976
   Non-cash exploration
    expenditures                  (7,190) (6,690)    (26,730) (12,810)
   Total exploration
    expenditures                   9,005   8,118      35,935   17,353
                              ----------- ------- ----------- --------
Discretionary cash flow      $    58,764 $38,558 $   205,087 $150,221
                              =========== ======= =========== ========

   The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research anaylsts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.


                         ENERGY PARTNERS, LTD.
        SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                              (Unaudited)

                                       Three Months        Years
                                          Ended            Ended
                                       December 31,     December 31,
                                     --------------- -----------------
                                       2004    2003    2004     2003
                                     ------- ------- -------- --------
PRODUCTION AND PRICING
-----------------------
Net Production (per day):
   Oil (Bbls)                         9,348   8,571    8,663    7,978
   Natural gas (Mcf)                 78,156  84,228   82,098   78,596
      Total (Boe)                    22,374  22,609   22,346   21,077
Oil and Natural Gas Revenues
 (in thousands):
   Oil                              $34,269 $22,158 $111,006 $ 81,599
   Natural gas                       47,869  37,634  183,525  148,104
      Total                          82,138  59,792  294,531  229,703
Average Sales Prices (1):
   Oil (per Bbl)                    $ 39.85 $ 28.10 $  35.01 $  28.02
   Natural gas (per Mcf)               6.66    4.86     6.11     5.16
    Average (per Boe)                 39.90   28.75    36.01    29.86

OPERATIONAL STATISTICS
----------------------
Average Costs (per Boe):
   Lease operating expense          $  5.07 $  4.12 $   4.97 $   4.77
   Taxes, other than on earnings       1.37    0.83     1.13     0.99
   Depreciation, depletion and
    amortization                      12.68   10.81    11.29    10.65

   (1) Prices are net of hedging transactions which had the following impact:

   -- Reduced natural gas price realizations by $0.09 per Mcf for the fourth quarter of 2004 and did not impact natural gas price realizations in the fourth quarter of 2003;

   -- Reduced oil price realizations by $6.68 and $1.87 per barrel for the fourth quarter of 2004 and 2003, respectively;

   -- Reduced natural gas price realizations by $0.04 and $0.23 per Mcf for the years ended December 31, 2004 and 2003, respectively; and

   -- Reduced oil price realizations by $4.40 and $1.67 per barrel for the years ended December 31, 2004 and 2003, respectively.


                         ENERGY PARTNERS, LTD.
                      CONSOLIDATED BALANCE SHEETS
                   (In Thousands, except share data)

                                             December 31, December 31,
                                                 2004         2003
                                             -----------  -----------
                                             (Unaudited)
ASSETS
-------
Current assets:
 Cash and cash equivalents                   $    93,537    $ 104,392
 Trade accounts receivable --
  net of allowance for
  doubtful accounts                               59,341       35,315
 Other receivables                                 5,600            -
 Deferred tax asset                                1,906        2,939
 Prepaid expenses                                  2,285        2,106
                                              -----------   ---------
     Total current assets                        162,669      144,752

Property and equipment, at cost under
 the successful efforts method of
 accounting for oil and natural gas
 properties                                      769,331      598,101
Less accumulated depreciation, depletion
 and amortization                               (304,997)    (210,013)
                                              -----------   ---------
     Net property and equipment                  464,334      388,088

Other assets                                      15,970        6,575
Deferred financing costs --
 net of accumulated amortization                   4,705        4,766
                                              -----------   ---------
                                             $   647,678    $ 544,181
                                              ===========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
 Accounts payable                            $    21,255    $  14,650
 Accrued expenses                                 59,387       42,487
 Fair value of commodity derivative
  instruments                                      1,749        3,814
 Current maturities of long-term debt                108           99
                                              -----------   ---------
     Total current liabilities                    82,499       61,050

Long-term debt                                   150,109      150,317
Deferred income taxes                             53,686       29,584
Asset retirement obligation                       45,064       40,577
Other                                              1,271        1,168
                                              -----------   ---------
                                                 332,629      282,696

Stockholders' equity:
 Preferred stock, $1 par value, authorized
  1,700,000 shares; issued and outstanding:
  2004 - 344,399 shares; 2003 - 368,076
  shares. Aggregate liquidation value:
  2004 - $34,440; 2003 $36,808                    33,504       34,894
 Common stock, par value $0.01 per share.
  Authorized 50,000,000 shares; issued and
  outstanding: 2004 - 33,137,643 shares;
  2003 - 32,241,981 shares                           367          323
 Additional paid-in capital                      296,460      228,511
 Accumulated other comprehensive loss             (1,119)      (2,441)
 Retained earnings                                43,215          198
 Treasury stock, at cost. 2004 - 3,480,441
  shares; 2003 - no shares                       (57,378)           -
                                              -----------   ---------
     Total stockholders' equity                  315,049      261,485
 Commitments and contingencies
                                              -----------   ---------
                                             $   647,678    $ 544,181
                                              ===========   =========


                         ENERGY PARTNERS, LTD.
                   SUPPLEMENTAL OIL & GAS DISCLOSURE
                              (Unaudited)

                                          Crude   Natural
                                           Oil      Gas    Equivalents
                                          (Mbbl)   (Mmcf)     (Mboe)
                                         -------- -------- -----------
Proved developed and undeveloped reserves:

December 31, 2001                         25,462   61,797      35,762

 Purchases of reserves
  in place                                   223   57,728       9,844
 Extensions, discoveries
  and other additions                      2,117   32,492       7,532
 Revisions                                 1,525   (5,295)        643
 Production                               (2,974) (19,765)     (6,268)
                                         -------- -------- -----------
December 31, 2002                         26,353  126,957      47,513

 Extensions, discoveries
  and other additions                      2,275   40,270       8,987
 Revisions                                 1,698   (4,135)      1,008
 Production                               (2,912) (28,688)     (7,693)
                                         -------- -------- -----------
December 31, 2003                         27,414  134,404      49,815

 Extensions, discoveries
  and other additions                      3,232   67,049      14,407
 Revisions                                 1,295  (21,570)     (2,300)
 Production                               (3,171) (30,048)     (8,179)
                                         -------- -------- -----------
December 31, 2004                         28,770  149,835      53,743

Proved developed reserves:

December 31, 2002                         21,070   70,014      32,739
December 31, 2003                         22,306   71,531      34,228
December 31, 2004                         24,737  102,760      41,864

Costs incurred for oil and natural gas property acquisition, exploration and development activities for the three-years ended
 December 31 are as follows (in Thousands):

                                           2004     2003      2002
                                         -------- -------- -----------


Business combinations
 Proved properties                      $  2,166 $    850 $   116,415
 Unproved properties                           -        -       7,616
                                         -------- -------- -----------
Total business combinations                2,166      850     124,031

Lease acquisitions                         6,551    6,030       1,922
Exploration                              113,278   60,170      27,083
Development                               72,235   45,682      39,061
                                         -------- -------- -----------
  Total finding and
   development costs                     192,064  111,882      68,066
                                         -------- -------- -----------
  Total finding,
   development and
   acquisition costs                     194,230  112,732     192,097
                                         -------- -------- -----------
Asset retirement liabilities incurred      3,686      812           -
Asset retirement revisions                  (189)   2,519           -
                                         -------- -------- -----------
                 Total cost incurred    $197,727 $116,063 $   192,097

   Acquisition costs in 2003 and 2004 relate to the contingent consideration payments made to former Hall-Houston shareholders.


    CONTACT: Energy Partners, Ltd., New Orleans
             Charles A. Meade, 504-799-4814
             or
             Al Petrie, 504-799-1953
             www.eplweb.com